SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


          Song Networks Holding AB (formerly Tele 1 Europe Holding AB)
          ------------------------------------------------------------
                                (Name of Issuer)


                          American Depositary Receipts
                          ----------------------------
                         (Title of Class of Securities)


                                    W95875105
                                    ---------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_] Rule 13d-1(b)

             [_] Rule 13d-1(c)

             [X] Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. W95875105                     13G                   Page 2 of 11 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Partners L.P.
-------------------------------


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_] (b) [_]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                         None
                               ----

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                       -0-
                               ---

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                      None
                               ----

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                           -0-
                               ---

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-
---

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


0%
--

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
--

CUSIP No. W95875105                 13G                       Page 3 of 11 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Partners LLC
------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                         None
                               ----

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                       -0-
                               ---

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                      None
                               ----

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                           -0-
                               ---

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-
---

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
--

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
--

CUSIP No. W95875105              13G                          Page 4 of 11 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Providence Equity Partners II L.P.
----------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
--------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                         None
                               ----

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                       -0-
                               ---

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                      None
                               ----

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                           -0-
                               ---

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-
---

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


0%
--

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
--

CUSIP No. W95875105                    13G                    Page 5 of 11 Pages

1. NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jonathan M. Nelson
------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) [_] (b) [_]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
------------------------

NUMBER OF         5.     SOLE VOTING POWER

SHARES                         None
                               ----

BENEFICIALLY      6.     SHARED VOTING POWER

OWNED BY                       -0-
                               ---

EACH              7.     SOLE DISPOSITIVE POWER

REPORTING                      None
                               ----

PERSON            8.     SHARED DISPOSITIVE POWER

WITH                           -0-
                               ---

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-
---

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [-] (SEE INSTRUCTIONS)


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


0%
--

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
--

CUSIP No. W95875105                    13G                    Page 6 of 11 Pages

Item 1(a).  Name of Issuer:

Song Networks Holding AB (formerly Tele 1 Europe Holding AB)

Item 1(b).  Address of Issuer's Principal Executive Offices:

Svardvagen 19, SE-182, 15 Danderyd, Sweden  182 15

Item 2(a).  Name of Person Filing:

Providence Equity Partners L.P.
Providence Equity Partners LLC
Providence Equity Partners II L.P.
Jonathan M. Nelson

Item 2(b).  Address of Principal Business Office, or if None, Residence:

50 Kennedy Plaza, Providence, Rhode Island  02903

Item 2(c).  Citizenship:

Providence Equity Partners L.P. and Providence Equity Partners II L.P. are Delaware limited partnerships
Providence Equity Partners LLC is a Delaware limited liability company
Mr. Nelson is a citizen of the United States of America

Item 2(d).  Title of Class of Securities:

American Depositary Receipts

Item 2(e).  CUSIP Number:

W95875105

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       Not Applicable.

CUSIP No. W95875105                   13G                     Page 7 of 11 Pages

Item 4.    Ownership.

     (a)  Amount beneficially owned:

          All of Providence Equity Partners L.P. ("PEP"), Providence Equity Partners II L.P. ("PEP II"), Providence Equity Partners LLC ("LLC"), the sole general partner of each of PEP and PEP II, and Jonathan M. Nelson, who owns 50% of the membership interests in the LLC, own -0-American Depository Receipts

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote: None

     (ii) Shared power to vote or to direct the vote: -0-

     (iii) Sole power to dispose or to direct the disposition of: None

     (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

Not Applicable.

Item 9.  Notice of Dissolution of Group.

Not Applicable.

Item 10. Certifications.

Not Applicable.

CUSIP No. W95875105                  13G                      Page 8 of 11 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003
-----------------------------
(Date)

Providence Equity Partners L.P.
By Providence Equity Partners LLC, its general partner


/s/ Jonathan M. Nelson
-----------------------------
Name


Jonathan M. Nelson, President
-----------------------------
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. W95875105                    13G                    Page 9 of 11 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003
-----------------------------
(Date)

Providence Equity Partners II L.P.
By Providence Equity Partners LLC, its general partner


/s/ Jonathan M. Nelson
-----------------------------
Name


Jonathan M. Nelson, President
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. W95875105                    13G                   Page 10 of 11 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003
-----------------------------
(Date)

Providence Equity Partners LLC


/s/ Jonathan M. Nelson
-----------------------------
Name


Jonathan M. Nelson, President
-----------------------------
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. W95875105                    13G                   Page 11 of 11 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2003
-----------------------------
(Date)


/s/ Jonathan M. Nelson
-----------------------------
Name


Jonathan M. Nelson
-----------------------------
(Name/Title)

Attention:- Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    Exhibit 1

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G with respect to the American Depositary Receipts of Song Networks Holding AB (formerly Tele 1 Europe Holding AB) and further amendments thereto. This Joint Filing Agreement shall be filed as an Exhibit to the Schedule 13G.

Date:  February 14, 2003


/s/ Jonathan M. Nelson
------------------------------------------------------------------------
Jonathan M. Nelson, individually and as a President of Providence Equity Partners LLC, for itself and as the general partner of Providence Equity Partners L.P. and Providence Equity Partners II L.P.